Exhibit 10.2

March 10, 2011

Barbara C. Bufkin

Executive Vice President, Business Development

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM 08 Bermuda

Dear Ms. Bufkin:

Please find enclosed the Executive Employment Agreement (the “Agreement”), executed of even date herewith, between you and Argo Group International Holdings, Ltd. (the “Company”). Upon execution of the Agreement and this letter, the Company shall pay you a signing bonus in a lump sum amount, in cash, equal to Four Hundred Thousand Dollars (US $400,000), payable within three (3) business days following the Effective Date. You agree that if you terminate the Agreement pursuant to section 6(g) or if the Company terminates the Agreement pursuant to section 6(c):

(a)	on or before March 15, 2012, you will repay $280,000 to the Company;

(b)	on or before March 15, 2013, you will repay $187,000 to the Company;

(c)	on or before March 15, 2014, you will repay $93,000 to the Company.

The foregoing amounts shall be repaid to the Company within 30 days following the Termination Date. In addition to the foregoing signing bonus, upon execution of the Agreement the Company has agreed to provide you with a grant of 9,615 shares of restricted stock pursuant to the Company’s Long-Term Incentive Plan vesting ratably over 3 years. Finally, the Company agrees to provide you with a cost of living allowance of up to $25,000 per year as long as you are living outside of the United States during the Employment Period.

You and the Company hereby acknowledge and agree that nothing in this letter changes the respective obligations of the parties under the Agreement. Except as otherwise expressly provided for in this letter, in no event shall this letter be deemed to constitute a modification or amendment of any provision of the Agreement or a waiver of, or modification or amendment to, any rights granted to any party under the Agreement. Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement.

Please confirm your agreement to the foregoing by executing this letter in the space provided below.

Sincerely yours,

ARGO GROUP INTERNATIONAL
HOLDINGS, LTD.

By:	/s/ Mark E. Watson III
Name:	Mark E. Watson III
Title:	President & CEO

Accepted and Agreed:

/s/ Barbara C. Bufkin
Barbara C. Bufkin